EXHIBIT 99.1

Republic Services, Inc. Reports
First Quarter 2018 Results

●	Generated Earnings of $0.72 Per Share and Adjusted Earnings of $0.74 Per Share, a 35 Percent Increase Over the Prior Year
●	Increased Cash Flow from Operations by 31 Percent and Adjusted Free Cash Flow Per Share by 52 Percent
●	Achieved Average Yield of 2.2 Percent and Volume Growth of 2.0 Percent
●	Expanded Adjusted EBITDA Margin by 140 Basis Points
●	Returned $350 Million to Shareholders through Dividends and Share Repurchases
●	Named to the 2018 World's Most Ethical Companies List by the Ethisphere Institute and Recognized on the First Annual Barron's 100 Most Sustainable Companies List

PHOENIX (May 2, 2018) - Republic Services, Inc. (NYSE: RSG) today reported net income of $237.7 million, or $0.72 per diluted share, for the three months ended March 31, 2018, versus $187.8 million, or $0.55 per diluted share, for the comparable 2017 period. Excluding certain gains and expenses, on an adjusted basis, net income for the three months ended March 31, 2018, was $246.3 million, or $0.74 per diluted share, versus $187.3 million, or $0.55 per diluted share, for the comparable 2017 period.

“We are pleased with our strong start to the year. Through the execution of our strategy we delivered solid growth in both price and volume, expanded EBITDA margins and produced double-digit growth in earnings and free cash flow per share independent of the benefit from tax reform," said Donald W. Slager, president and chief executive officer. “Our first-quarter results position us well to achieve our full-year goals.”

First-Quarter Highlights:

*	EPS was $0.72 per share. Adjusted EPS, a non-GAAP measure, was $0.74 per share, an increase of 35 percent over the prior year.

*
Cash provided by operating activities was $581.4 million and adjusted free cash flow, a non-GAAP measure, was $355.7 million, an increase of approximately 48 percent over the prior year. Adjusted free cash flow per share increased 52 percent over the prior year.

*	Total cash returned to shareholders through dividends and share repurchases was $350 million.

*	Total revenue increased 5.6 percent over the prior year, excluding the impact of the new revenue standard.

*	Revenue growth from average yield was 2.2 percent and volume increased 2.0 percent.

*	Core price increased revenues by 3.8 percent, which consisted of 4.6 percent in the open market and 2.5 percent in the restricted portion of the business.

*
Adjusted EBITDA was $699.4 million, an increase of approximately 7 percent over the prior year. Adjusted EBITDA margin was 28.8 percent of revenue, an increase of 140 basis points over the prior year. Excluding the impact of the new revenue standard, adjusted EBITDA margin increased 30 basis points over the prior year.

*	SG&A expenses as a percentage of revenue decreased by 20 basis points over the prior year, excluding the impact of the new revenue standard.

*	The Company invested $26 million in tuck-in acquisitions during the quarter ended March 31, 2018.

*
Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $570 million in annual revenue tied to either a waste-related index or a fixed-rate increase of 3 percent or greater.

*	Republic was named to the elite 2018 World's Most Ethical Companies List by the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.

*	The Company was recognized on the first annual Barron's 100 Most Sustainable Companies list.

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.345 per share for shareholders of record on July 2, 2018. The dividend will be paid on July 16, 2018.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document.

Unaudited Supplemental Schedules

Included in Exhibit 99.2 is a proforma presentation of our 2017 financial results had we adopted the new revenue recognition standard as of January 1, 2017.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at facebook.com/RepublicServices and follow Republic on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$62.6	$83.3
Accounts receivable, less allowance for doubtful accounts and other of $32.7 and $38.9, respectively	1,052.2	1,105.9
Prepaid expenses and other current assets	239.2	247.6
Total current assets	1,354.0	1,436.8
Restricted cash and marketable securities	116.3	141.1
Property and equipment, net	7,783.1	7,777.4
Goodwill	11,329.1	11,315.4
Other intangible assets, net	121.3	141.1
Other assets	404.9	335.2
Total assets	$21,108.7	$21,147.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$572.4	$598.1
Notes payable and current maturities of long-term debt	707.0	706.7
Deferred revenue	341.5	312.1
Accrued landfill and environmental costs, current portion	140.4	135.2
Accrued interest	76.2	74.5
Other accrued liabilities	722.7	808.2
Total current liabilities	2,560.2	2,634.8
Long-term debt, net of current maturities	7,499.7	7,480.7
Accrued landfill and environmental costs, net of current portion	1,700.4	1,686.5
Deferred income taxes and other long-term tax liabilities, net	836.5	796.4
Insurance reserves, net of current portion	274.1	275.4
Other long-term liabilities	323.5	312.1
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 351.1 and 350.1 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,871.6	4,839.6
Retained earnings	4,309.3	4,152.5
Treasury stock, at cost; 22.5 and 18.4 shares, respectively	(1,314.3)	(1,059.4)
Accumulated other comprehensive income, net of tax	41.7	22.6
Total Republic Services, Inc. stockholders’ equity	7,911.8	7,958.8
Noncontrolling interests in consolidated subsidiary	2.5	2.3
Total stockholders’ equity	7,914.3	7,961.1
Total liabilities and stockholders’ equity	$21,108.7	$21,147.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue	$2,427.5	$2,392.8
Expenses:
Cost of operations	1,469.8	1,484.1
Depreciation, amortization and depletion	263.1	249.9
Accretion	20.4	20.0
Selling, general and administrative	261.2	253.5
Withdrawal costs - multiemployer pension funds	—	1.1
Gain on disposition of assets and asset impairments, net	(0.7)	(8.3)
Restructuring charges	9.5	4.4
Operating income	404.2	388.1
Interest expense	(94.8)	(89.4)
Loss from unconsolidated equity method investment	—	(2.9)
Interest income	0.2	0.3
Other income, net	1.0	0.1
Income before income taxes	310.6	296.2
Provision for income taxes	72.7	108.4
Net income	237.9	187.8
Net income attributable to noncontrolling interests in consolidated subsidiary	(0.2)	—
Net income attributable to Republic Services, Inc.	$237.7	$187.8
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.72	$0.55
Weighted average common shares outstanding	330.7	339.9
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.72	$0.55
Weighted average common and common equivalent shares outstanding	332.2	341.9
Cash dividends per common share	$0.345	$0.320

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Three Months Ended March 31,
	2018	2017
Cash provided by operating activities:
Net income	$237.9	$187.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	283.5	269.9
Non-cash interest expense	10.9	10.9
Restructuring related charges	9.5	4.4
Stock-based compensation	11.1	9.6
Deferred tax provision	25.3	8.7
Provision for doubtful accounts, net of adjustments	6.8	5.4
Gain on disposition of assets and asset impairments, net	(0.8)	(9.0)
Withdrawal costs - multiemployer pension funds	—	1.1
Environmental adjustments	1.4	—
Loss from unconsolidated equity method investment	—	2.9
Other non-cash items	0.5	1.3
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	47.5	(26.1)
Prepaid expenses and other assets	4.4	33.1
Accounts payable	(3.2)	(18.2)
Restructuring expenditures	(8.4)	(5.5)
Capping, closure and post-closure expenditures	(7.3)	(9.7)
Remediation expenditures	(11.2)	(11.3)
Other liabilities	(26.5)	(10.9)
Cash provided by operating activities	581.4	444.4
Cash used in investing activities:
Purchases of property and equipment	(263.3)	(223.9)
Proceeds from sales of property and equipment	3.6	1.3
Cash used in business acquisitions and investments, net of cash acquired	(19.1)	(54.7)
Cash received from (used in) business divestitures	1.1	(14.5)
Purchases of restricted marketable securities	(30.2)	(2.9)
Sales of restricted marketable securities	30.4	2.8
Other	0.8	0.6
Cash used in investing activities	(276.7)	(291.3)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	1,093.9	1,085.3
Payments of notes payable and long-term debt	(1,073.4)	(1,076.2)
Issuances of common stock	1.3	13.5
Purchases of common stock for treasury	(254.5)	(98.9)
Cash dividends paid	(114.4)	(108.6)
Other	(2.5)	(2.1)
Cash used in financing activities	(349.6)	(187.0)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(44.9)	(33.9)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	179.1	113.0
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$134.2	$79.1

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2017. All amounts below are in millions and as a percentage of our revenue, except per share data.
The results presented below for the three months ended March 31, 2017 reflect our historical presentation prior to the adoption of the new revenue recognition standard. A pro forma presentation of our financial results for the three months ended March 31, 2017 had we adopted the new revenue recognition standard as of January 1, 2017 is included as Exhibit 99.2 to Republic's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2018.
REVENUE
The following table reflects our total revenue by line of business for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018		2017
Collection:
Residential	$548.5	22.6%	$564.3	23.6%
Small-container	748.6	30.9	733.6	30.7
Large-container	515.4	21.2	495.3	20.7
Other	10.5	0.4	9.7	0.4
Total collection (1)	1,823.0	75.1	1,802.9	75.4
Transfer	288.3		282.2
Less: intercompany	(168.6)		(171.6)
Transfer, net	119.7	4.9	110.6	4.6
Landfill	549.7		504.7
Less: intercompany	(243.2)		(232.4)
Landfill, net	306.5	12.6	272.3	11.4
Energy services	47.8	2.0	27.1	1.1
Other:
Sale of recycled commodities (2)	76.0	3.1	133.9	5.6
Other non-core	54.5	2.3	46.0	1.9
Total other	130.5	5.4	179.9	7.5
Total revenue	$2,427.5	100.0%	$2,392.8	100.0%

(1) In accordance with our adoption of the new revenue recognition standard, municipal franchise fees were presented as a reduction to revenue for the three months ended March 31, 2018. Similar fees were presented as a cost of operations for the three months ended March 31, 2017.
(2) In accordance with our adoption of the new revenue recognition standard, costs paid to suppliers associated with recycled commodities were presented as a reduction to revenue for the three months ended March 31, 2018. Similar costs were presented as a cost of operations for the three months ended March 31, 2017.

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Average yield	2.2%	2.3%
Fuel recovery fees	0.5	0.4
Total price	2.7	2.7
Volume	2.0	1.0
Recycled commodities	(1.3)	2.1
Energy services	0.4	0.4
Total internal growth	3.8	6.2
Acquisitions / divestitures, net	1.8	0.2
Subtotal	5.6%	6.4%
Adoption of the new revenue recognition standard	(4.2)%	—%
Total	1.4%	6.4%

Core price	3.8%	4.1%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.3% and 2.5% for the three months ended March 31, 2018, and 2017, respectively. Core price as a percentage of related-business revenue was 4.1% and 4.3% for the three months ended March 31, 2018 and 2017, respectively.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018		2017
Labor and related benefits	$529.1	21.8%	$496.7	20.8%
Transfer and disposal costs	188.3	7.8	187.3	7.8
Maintenance and repairs	240.2	9.9	226.7	9.5
Transportation and subcontract costs	149.3	6.2	134.0	5.6
Fuel	81.5	3.4	84.5	3.5
Disposal fees and taxes (1)	74.3	3.1	109.1	4.6
Landfill operating costs	50.5	2.0	53.1	2.2
Risk management	52.0	2.1	47.5	2.0
Cost of goods sold (2)	—	—	55.4	2.2
Other	104.6	4.2	89.8	3.8
Total cost of operations	$1,469.8	60.5%	$1,484.1	62.0%
(1) Disposal fees and taxes included municipal franchise fees of $37.7 million for the three months ended March 31, 2017. In accordance with our adoption of the new revenue recognition standard, these fees were presented as a reduction to revenue for the three months ended March 31, 2018.
(2) Cost of goods sold included material costs paid to suppliers associated with recycled commodities for the three months ended March 31, 2017. In accordance with our adoption of the new revenue recognition standard, these costs were presented as a reduction to revenue for the three months ended March 31, 2018.
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018		2017
Salaries	$176.5	7.3%	$176.7	7.4%
Provision for doubtful accounts	6.8	0.3	5.4	0.2
Other	77.9	3.2	71.4	3.0
Total selling, general and administrative expenses	$261.2	10.8%	$253.5	10.6%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Net income attributable to Republic Services, Inc.	$237.7	$187.8
Net income attributable to noncontrolling interests	0.2	—
Provision for income taxes	72.7	108.4
Other income, net	(1.0)	(0.1)
Interest income	(0.2)	(0.3)
Interest expense	94.8	89.4
Depreciation, amortization and depletion	263.1	249.9
Accretion	20.4	20.0
EBITDA	$687.7	$655.1
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share was $0.72 for the three months ended March 31, 2018, as compared to $0.55 for the same period in 2017. During the three months ended March 31, 2018 and 2017, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share.

	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$687.7	$310.6	$237.7	$0.72	$655.1	$296.2	$187.8	$0.55
Gain on disposition of assets and asset impairments, net (1)	(0.7)	(0.7)	(0.5)	—	(8.3)	(8.3)	(3.8)	(0.01)
Restructuring charges	9.5	9.5	7.0	0.02	4.4	4.4	2.6	0.01
Incremental contract startup costs - large municipal contract (1)	2.9	2.9	2.1	—	—	—	—	—
Withdrawal costs - multiemployer pension funds (2)	—	—	—	—	1.1	1.1	0.7	—
Loss from unconsolidated equity method investment	—	—	—	—	2.9	—	—	—
Total adjustments	11.7	11.7	8.6	0.02	0.1	(2.8)	(0.5)	—
As adjusted	$699.4	$322.3	$246.3	$0.74	$655.2	$293.4	$187.3	$0.55
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended March 31, 2018.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended March 31, 2017.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the table above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Cash provided by operating activities	$581.4	$444.4
Property and equipment received	(235.4)	(208.8)
Proceeds from sales of property and equipment	3.6	1.3
Restructuring payments, net of tax	6.1	3.4
Adjusted free cash flow	$355.7	$240.3
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
	2018	2017
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$263.3	$223.9
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(5.3)	—
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(22.6)	(15.1)
Property and equipment received during the period	$235.4	$208.8

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of March 31, 2018 and December 31, 2017, accounts receivable were $1,052.2 million and $1,105.9 million, net of allowance for doubtful accounts of $32.7 million and $38.9 million, respectively, resulting in days sales outstanding of 39.4, or 26.6 days net of deferred revenue, compared to 40.8, or 29.3 days net of deferred revenue (adjusted for the impact of the new revenue recognition standard), respectively.
CASH DIVIDENDS
In January 2018, we paid a cash dividend of $114.4 million to shareholders of record as of January 2, 2018. As of March 31, 2018, we recorded a quarterly dividend payable of $113.3 million to shareholders of record at the close of business on April 2, 2018, which was paid on April 16, 2018.
STOCK REPURCHASE PROGRAM
During the three months ended March 31, 2018, we repurchased 3.5 million shares of our stock for $235.6 million at a weighted average cost per share of $66.55. The amount remaining under the share repurchase authorization as of March 31, 2018 was $1.6 billion.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts.  More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, particularly under Part I, Item 1A - Risk Factors.  Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business.  We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.